Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – January 25, 2021

FVCBankcorp, Inc. Appoints

Meena Krishnan to Board of Directors

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) is pleased to announce that Meena Krishnan was appointed to the Company’s board of directors on January 21, 2021, effective immediately. She has also been appointed as a director of the Company’s wholly-owned subsidiary, FVCbank.

Ms. Krishnan brings a wealth of knowledge to support FVCbank’s vision and will provide valuable contributions to the board in alignment with industry leadership and community support. Ms. Krishnan has served as President and Chief Executive Officer of Inoventures, LLC, since 2014. Inoventures, LLC is a national award-winning business analytics firm headquartered in McLean, Virginia that assists government and commercial customers with big data, software, system integration, and cloud migration services. Since 2018, Ms. Krishnan has also served as President and Chief Executive Officer of SciMetrika, LLC, a health information technology company that is a subsidiary of Inoventures, LLC. Prior to founding Inoventures, LLC and SciMetrika, LLC, Ms. Krishnan was Vice President of Strategic Programs for INDUS Corporation, an information technology and services company, and, prior to that, was a Senior Leader at Verizon Business. Ms. Krishnan is also Founder and Chairman of Save a Child Now, a charitable organization that serves poor and underprivileged children in Virginia and in India. Ms. Krishnan is on the boards of several leadership organizations. “I am excited to serve as part of the FVCbank board as I find the leadership team and the board to be extremely synergistic and I look forward to bringing my background and knowledge to support the bank’s exciting growth ahead,” said Ms. Krishnan.

“FVCbank is pleased to have an individual of Meena’s caliber join our Board of Directors. Her expertise and deep contacts in government contracting complement our strategic focus in this sector. Further, her community involvement and professional leadership will be invaluable in helping FVCbank grow and achieve further success in the future,” said David W. Pijor, Chairman and CEO.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $1.82 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

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